                                                                      EXHIBIT 12

                           COOPER INDUSTRIES, INC.
                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED
                    CHARGES (DOLLAR AMOUNTS IN THOUSANDS)
                                 (UNAUDITED)


                                          Six Months Ended
                                              June 30,                                 Year Ended December 31,
                                      ----------------------      ----------------------------------------------------------------
                                         1995         1994           1994          1993          1992          1991         1990
                                      --------      --------       --------      --------      --------      --------     --------
Interest Expense                      $ 77,800      $ 33,100       $ 73,300      $ 80,900      $ 92,500      $125,400     $170,900
Estimated Interest Portion of
  Rent Expense (One-Third)               8,302         9,391         19,289        20,701        16,178        18,130       21,286
                                      --------      --------       --------      --------      --------      --------     --------
Fixed Charges                         $ 86,102      $ 42,491       $ 92,589      $101,601      $108,678      $143,530     $192,186
                                      ========      ========       ========      ========      ========      ========     ========
Income From Continuing
  Operations Before Income Taxes      $234,600      $228,800       $504,700      $506,000      $392,100      $406,700     $457,600
Add:  Fixed Charges                     86,102        42,491         92,589       101,601       108,678       143,530      192,186
  Dividends From Less Than
    50% Owned Companies                    258           151            835         2,395         2,278         1,711        2,382
Less: Equity in Net Losses (Income)
  of Less Than 50% Owned
  Companies                               (200)       (1,000)        (1,900)       (1,200)       (1,900)         (900)        (600)
                                      --------      --------       --------      --------      --------      --------     --------
Earnings Before Fixed Charges         $320,760      $270,442       $596,224      $608,796      $501,156      $551,041     $651,568
                                      ========      ========       ========      ========      ========      ========     ========
Ratio of Earnings to Fixed Charges       3.7x         6.4x           6.4x          6.0x          4.6x          3.8x         3.4x